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Exhibit 5.25

         [Letterhead of STOEL RIVES LLP]

        May 12, 2005

Alderwoods Group, Inc.
259 Yorkland Road
Toronto, Ontario
Canada M25 582

Jones Day
77 West Wacker Drive
Chicago, Illinois 60601

  Re:
  Exchange Offer for $200,000,000 of 7 3/4% Senior Notes due 2012; Alderwoods (Oregon), Inc., The Portland Memorial, Inc., Universal Memorial Centers I, Inc., Universal Memorial Centers II, Inc., Universal Memorial Centers III, Inc.

        We have acted as special local counsel for Alderwoods Group, Inc., a Delaware corporation ("Alderwoods") and direct or indirect parent of Alderwoods (Oregon), Inc., The Portland Memorial, Inc., Universal Memorial Centers I, Inc., Universal Memorial Centers II, Inc., and Universal Memorial Centers III, Inc., each, an Oregon corporation (each, a "Covered Guarantor" and together, the "Covered Guarantors"), in connection with the offer and sale by Alderwoods of up to $200,000,000 aggregate principal amount of registered 7 3/4% Senior Notes due 2012 (the "Exchange Notes") in exchange for $200,000,000 aggregate principal amount of registered 7 3/4% Senior Notes due 2012 (the "Original Notes") pursuant to the Registration Rights Agreement, dated as of August 19, 2004 (the "Registration Rights Agreement"), by and among Alderwoods and the guarantors, including the Covered Guarantors (the "Guarantors"), listed on Schedule A to the Registration Rights Agreement, and Banc of America Securities LLC and Morgan Stanley & Co. Incorporated (collectively, the "Initial Purchasers"). The Exchange Notes are being issued pursuant to the Indenture, dated as of August 19, 2004 (the "Indenture"), between the Company, the Guarantors and Wells Fargo Bank, N.A., as trustee (the "Trustee"). Unless otherwise indicated, capitalized terms not otherwise defined herein shall have the meanings set forth in the Indenture.

        This opinion letter is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord of the ABA Section of Business Law (1991) (the "Accord"). As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord, and this opinion letter should be read in conjunction therewith.

        In connection with this opinion letter, we have reviewed the following documents:

  (i)
  the Indenture, including the Note Guarantee;

  (ii)
  the Registration Rights Agreement; and

  (iii)
  the Registration Statement on Form S-4 (the "Registration Statement"), to be filed with United States Securities and Exchange Commission ("SEC") on or about the date hereof, and the prospectus (the "Prospectus") included therein.

        In addition, we have examined the originals, or copies identified to our satisfaction, of certificates of public officials, certificates of officers of each Covered Guarantor, and instruments and other documents we deemed necessary as the basis for the opinions expressed below.

        Based on the foregoing, it is our opinion that:

          (1)   Each Covered Guarantor is a corporation validly existing under the laws of the state of Oregon.

          (2)   As of the date of the Indenture, each Covered Guarantor had the corporate power and corporate authority to execute and deliver the Indenture and, as of the date hereof, each Covered Guarantor has the corporate power and corporate authority to perform its obligations under the Indenture.

          (3)   The execution and delivery of the Indenture by each Covered Guarantor and the performance by each Covered Guarantor of its obligations thereunder (i) have been duly authorized by all necessary corporate action on the part of such Covered Guarantor and (ii) does not violate any provision of the articles of incorporation or bylaws of such Covered Guarantor.

          (4)   When the Registration Statement has become effective under the Securities Act and the Note Guarantee of each of the Covered Guarantors is delivered in accordance with the terms of the exchange offer and the Indenture, the Note Guarantee of each Covered Guarantor will be validly issued by such Covered Guarantor and will constitute a valid and binding obligation of such Covered Guarantor.

        The General Qualifications (as defined in Section 11 of the Accord), including the Bankruptcy and Insolvency Exception, the Equitable Principles Limitation and the Other Common Qualifications (each as defined in the Accord) apply to the opinions set forth in opinion paragraph (4) above. In addition, we express no opinion as to the enforceability or effectiveness of any power of attorney granted in the Indenture or the Note Guarantees.

        We are qualified to practice law in the state of Oregon and we do not express any opinions in this letter concerning any law other than the internal laws of the state of Oregon.

        This opinion letter is intended solely for your information in connection with the exchange offer contemplated by the Registration Statement. Accordingly, neither this letter nor the legal opinions expressed herein are to be relied upon by any other person or entity, or for any other purpose, or used, circulated, quoted in whole or in part or otherwise referred to in any document or (except as required by judicial or administrative process or by other requirements of law) filed with any governmental or other administrative agency or other person or by any other person or entity or for any other purpose whatsoever, except to the extent authorized in the Accord or the next paragraph of this letter, without in each instance our express, prior written consent.

        We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement to be filed with the SEC in connection with the issuance of the Exchange Notes, and to the reference to us under the caption "Legal Matters" in the Prospectus.

        This opinion letter and the opinions contained herein are as of the date set forth above, and we do not undertake to advise you of matters that may come to our attention subsequent to the date hereof and that may affect our legal opinions expressed herein.

Very truly yours,
STOEL RIVES LLP
By:	/s/ STOEL RIVES LLP

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  Exhibit 5.25